Exhibit 99.1

Google appoints Diane B. Greene to its Board of Directors

Greene will also serve on Audit Committee

MOUNTAIN VIEW, Calif. – January 12, 2012 – Google Inc. (NASDAQ: GOOG) today announced it has appointed Diane B. Greene to its Board of Directors. An experienced entrepreneur, technological innovator, and corporate executive with more than three decades of experience, Greene will also serve on Google’s Audit Committee. Her appointment is effective January 12, 2012.

“Diane is a special person who combines a sharp business acumen with a brilliant technical mind,” said Eric Schmidt, executive chairman of Google. “We know she will be a great contributor and we are grateful to have her insight.”

“Google is an asset to society because of its relentless focus on improving users’ lives through pioneering technology, and it is also a standout growing business,” said Greene. “It is incredibly exciting to have the opportunity to support this as a board member.”

Greene, 56, has been a member of the board of directors of Intuit Inc. since August 2006 and serves on its Audit and Risk Committee and Nominating and Corporate Governance Committee. Greene co-founded VMware, Inc. in 1998 and took the company public in 2007. She served as Chief Executive Officer and President of VMware from 1998 to 2008, as a member of the board of directors of VMware from 2007 to 2008, and as an Executive Vice President of EMC Corporation from 2005 to 2008.

Prior to VMware, Greene held technical leadership positions at Silicon Graphics Inc., Tandem Computers, Inc., and Sybase Inc., and was Chief Executive Officer of VXtreme, Inc. She is also a member of The MIT Corporation.

Greene holds a Master of Science degree in computer science from the University of California at Berkeley, a Master of Science degree in naval architecture from the Massachusetts Institute of Technology, and a Bachelor of Arts degree in mechanical engineering from the University of Vermont.

About Google Inc.

Google (NASDAQ: GOOG) is a global technology leader focused on improving the ways people connect with information. Google’s innovations in web search and advertising have made its website a top internet property and its brand one of the most recognized in the world.

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